Exhibit 99.1

Newtek Business Services Corp. Reports First Quarter 2022 Financial Results

SBA 7(a) Loan Fundings Increased by 56.5% in the First Quarter of 2022 Over the Same Period Last Year

Boca Raton, Fla., May 4, 2022 - Newtek Business Services Corp. (“Newtek” or the “Company”) (Nasdaq: NEWT), an internally managed business development company (“BDC”), announced today its financial and operating results for three months ended March 31, 2022.
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First Quarter 2022 Financial Highlights

•Total investment income of $20.3 million for the three months ended March 31, 2022; a decrease of (41.4)% over total investment income of $34.7 million for the three months ended March 31, 2021. First quarter 2021 financial results included $24.2 million of fee income from the Paycheck Protection Program ("PPP") which, as previously disclosed, is not recurring.
•Net investment income of $1.0 million, or $0.04 per share, for the three months ended March 31, 2022, which represents a (94.1)% decrease, on a per share basis, compared to net investment income of $15.2 million, or $0.68 per share, for the three months ended March 31, 2021. First quarter 2021 financial results included $24.2 million of fee income from the PPP which, as previously disclosed, is not recurring.
•Adjusted net investment income ("ANII")1 of $17.3 million, or $0.72 per share, for the three months ended March 31, 2022; a decrease of (31.4)%, on a per share basis, compared to ANII of $23.5 million, or $1.05 per share, for the three months ended March 31, 2021. First quarter 2021 financial results included $24.2 million of fee income from the PPP which, as previously disclosed, is not recurring.
•Debt-to-equity ratio of 1.17x at March 31, 2022; proforma debt-to-equity ratio was 1.14x after taking into account the sales of government-guaranteed portions of SBA 7(a) loans prior to March 31, 2022, which sales settled subsequent to the balance sheet date.
•Total investment portfolio increased by 5.2% to $764.1 million at March 31, 2022, from $726.1 million at March 31, 2021.
•Net asset value (“NAV”) of $398.5 million, or $16.49 per share, at March 31, 2022; a decrease of (1.4)% on a per share basis, compared to NAV of $16.72 per share at December 31, 2021.

Exhibit 99.1
2022 Dividend Declarations & Payments

•On March 31, 2022, the Company paid a first quarter 2022 cash dividend of $0.65 per share to shareholders of record as of March 21, 2022, which represented a 30.0% increase over the first quarter 2021 dividend of $0.50 per share.
•The Company's board of directors declared a second quarter 2022 dividend of $0.752 per share, which represents a 7.1% increase over the second quarter 2021 dividend, and is payable on June 30, 2022 to shareholders of record on June 20, 2022.
•The Company has paid and declared dividends totaling $1.40 per share for the first and second quarters of 2022, which represents a 16.7% increase over dividends paid in the first and second quarters of 2021.

Lending Highlights

•Newtek Small Business Finance, LLC (“NSBF”) funded $163.3 million of SBA 7(a) loans during the three months ended March 31, 2022; a 56.5% increase over the $104.4 million of SBA 7(a) loans funded for the three months ended March 31, 2021.
•NSBF forecasts funding approximately $750 million of SBA 7(a) loans for the full year 2022, which represents a 33.8% increase over $560.6 million of SBA 7(a) loans funded in 2021.
•Newtek Business Lending ("NBL"), a wholly owned portfolio company closed $31.4 million SBA 504 loans during the three months ended March 31, 2022; an increase of 67.0% over $18.8 million SBA 504 loans closed during the three months ended March 31, 2021.
•NBL forecasts closing approximately $150 million SBA 504 loans for the full year 2022, which would represent a 66.5% increase over $90.1 million of SBA 504 closings in 2021.

Additional First Quarter 2022 Highlights

•On January 28, 2022, Newtek's joint venture, Newtek Conventional Lending LLC (“NCL”), closed a conventional commercial loan securitization with the sale of $56.3 million of Class A Notes ("Notes"), NCL Business Loan Trust 2022-1, secured by a segregated asset pool consisting primarily of conventional commercial business loans. The Notes were rated “A” (sf) by DBRS Morningstar.

Barry Sloane, Chairman, President and Chief Executive Officer said, “We believe that Newtek’s performance in the first quarter demonstrated continued growth in our business model and performance metrics. One must keep in mind that the pandemic influenced business results in 2020 and 2021, and our goal in 2022 is to replace approximately $50 million in PPP fee income we earned in 2021, which equates to an excess of $2.00 of revenue per share. As we have stated many times, we believe that the flexibility of our business model and our ability to be nimble and to adjust to changing business climates is one of our trademark assets. Indeed, last year, while funding approximately $730 million of PPP loans to over 15,000 borrowers, we funded a Company record of $560.6 million of SBA 7(a) loans, which we believe clearly illustrates the flexibility and adaptability of our business model.”

Mr. Sloane continued, “We experienced strong year-over-year comparisons across key metrics in the first quarter of 2022. Our first quarter 2022 SBA 7(a) loan fundings of $163.3 million was a Company record for first quarter SBA 7(a) loan fundings and an increase of 56.5% over first quarter 2021 SBA 7(a) loan fundings of $104.4 million. This is our highest ever quarter-over-quarter comparison on a percentage basis in a first quarter. Additionally, the dividends that the Company has paid or declared for the first six months of 2022 total $1.40 per share, which represents a 16.7% increase over dividends paid in the first and second quarters of 2021. We are particularly proud of this six month year-over-year dividend growth considering that there will be no PPP income in 2022 versus $50 million of PPP fee income received in 2021. Finally, and I believe worth noting, is that even though we experienced a slight decrease in NAV at March 31, 2022 over December 31, 2021, due to a number of factors, including a widening of credit spreads and an increase in cost of capital, we did experience a solid increase in NAV from December 31, 2020 to December 31, 2021 of 8.2%.”

Exhibit 99.1
Commenting further on first quarter 2022 SBA 7(a) loan fundings, Mr. Sloane said, “We are extremely proud of accomplishing this strong year-over-year quarterly growth in SBA 7(a) fundings, particularly in light of the fact that we have historically experienced lower funding amounts in the first quarter as the SBA 7(a) pipeline is diminished at year end as we start fresh at the beginning of the year. Moreover, we are proud of the fact that NSBF has maintained its positions as second largest SBA 7(a) lender, including banks, by loan approval dollar volume as of March 31, 2022, and the largest non-bank SBA 7(a) lender, while the SBA7(a) program experienced flat growth year over year. We attribute this outstanding performance and strong comparisons to changes that we implemented to our lending business as well as how we source our lending business. We made technological improvements to our NewTracker(R) platform which enables us to transfer data from borrowers to our lending process in a more seamless and frictionless manner. In addition, managerial additions and adjustments at the senior management level under Peter Downs, NSBF's President and the Company's Chief Lending Officer, during the two pandemic-laden years, has been a hugely successful. Not only has management enhanced its buy-in to our business methodology, but staff turnover created a huge opportunity to add to our team of experienced professionals who are readily adopting our way of business, Furthermore, our historic utilization of our NewTracker® platform which is still receiving and tracking close to 100,000 referrals per quarter, on average across all business lines, gives us the advantage of pairing borrowers with loans from our SBA 7(a), SBA 504, secured lines of credit and non-conforming conventional loan businesses. NewTracker® enables us to remotely originate all business opportunities beyond lending through strategic alliance partnerships without the traditional use of branches, brokers, business development officers, and frequent salesforce contact, and historically has proven to be a winning strategy. We will elaborate on all of this in more depth on tomorrow’s conference call.”

Mr. Sloane further stated, “Some people mistakenly view Newtek solely as an SBA 7(a) lender. Although it’s been a flagship product for the Company during our 22-year history as a public company, we like to remind our investors that it was our technology solutions and payment processing businesses that carried Newtek through many years, including the 2008-2009 lending crisis. We believe that our portfolio companies' performance has improved and Newtek Technology Solutions, Newtek Merchant Solutions, Newtek Business Lending and Newtek Conventional Lending made meaningful contributions to our first quarter 2022 dividend of $0.65 per share. In our technology solutions and payment processing businesses, David Simon and Jared Mills are both demonstrating great leadership and results in guiding their business units through 2022. We are also finally seeing improvements from our payroll processing and insurance agency businesses under the leadership of Shannon Vestal, Samantha Razon, Kyle Sloane, and Melissa Walker, and expect to see continued improvements in future quarters.”

Mr. Sloane concluded, “On Monday, May 2, 2022, the Company filed it definitive proxy statement seeking shareholder approval of a proposal authorizing the Company's Board of Directors to discontinue the Company's election to be regulated under the Investment Company Act of 1940 (subject to certain regulatory approvals and other conditions described in the proxy statement). The proxy statement is being distributed to shareholders at the time of this press release. In addition, the Company has been developing the NewtekOne Dashboard™ as well as additional ways to market and unlock benefits from the NewTracker(R) and other technologies that the Company has created and, most importantly, utilized for over two decades, which is an exciting development that we believe we can achieve. We want to highlight the fact that if shareholders authorize the discontinuance of our regulation under the 1940 Act and we receive the required regulatory approvals to close the acquisition of the National Bank of New York, we expect to be the same company, in the same businesses, just in a different corporate and financial structure. As set forth more fully in the proxy statement, we believe that as a bank holding company we will be able to unlock value that can improve Newtek’s existing client experience, open the organization to new clients and importantly can create benefits to the Company by lowering dependence on selling shares for capital, and utilizing the bank’s balance sheet for financing and diversifying the loan book of business to reduce risk. We encourage shareholders to review our Proxy Statement dated May 2, 2022 and the accompanying materials carefully. We look forward to discussing the performance of each of our businesses and updating the market in a more granular basis on our call tomorrow morning at 8:30 a.m. ET. The accompanying PowerPoint will be available for review on our website by 4:45 p.m. ET today.”

Exhibit 99.1
First Quarter 2022 Conference Call and Webcast

A conference call to discuss first quarter 2022 results will be hosted by Barry Sloane, President, Chairman and Chief Executive Officer, and Nicholas Leger, Chief Accounting Officer, tomorrow, Thursday, May 5, 2022 at 8:30 a.m. ET. The live conference call can be accessed by dialing (346) 248-7799 using the Meeting ID: 96364580000 and passcode 456097.

In addition, a live audio webcast of the call with the corresponding presentation will be available in the ‘Events & Presentations’ section of the Investor Relations portion of Newtek’s website at
http://investor.newtekbusinessservices.com/events-and-presentations. A replay of the webcast with the corresponding presentation will be available on Newtek’s website shortly following the live presentation and will remain available for 90 days.

1Use of Non-GAAP Financial Measures - Newtek Business Services Corp. and Subsidiaries

In evaluating its business, Newtek considers and uses ANII as a measure of its operating performance. ANII includes short-term capital gains from the sale of the guaranteed portions of SBA 7(a) loans and conventional loans, and beginning in 2016, capital gain distributions from controlled portfolio companies, which are reoccurring events. The Company defines ANII as Net investment income (loss) plus Net realized gains recognized from the sale of guaranteed portions of SBA 7(a) loan investments, less realized losses on non-affiliate investments, plus the net realized gains on controlled investments, plus or minus the change in fair value of contingent consideration liabilities, plus loss on extinguishment of debt, plus or minus an adjustment for gains or losses on derivative transactions.

We do not designate derivatives as hedges to qualify for hedge accounting and therefore any net payments under, or fluctuations in the fair value of, our derivatives are recognized currently in our GAAP income statement. However, fluctuations in the fair value of the related assets are not included in our income statement. We consider the gain or loss on our hedging positions related to assets that we still own as of the reporting date to be “open hedging positions.” While recognized for GAAP purposes, we exclude the results on the hedges from ANII until the related asset is sold and/or the hedge position is “closed,” whereupon they would then be included in ANII in that period. These are reflected as “Adjustment for realized gain/(loss) on derivatives” for purposes of computing ANII for the period. We believe that excluding these specifically identified gains and losses associated with the open hedging positions adjusts for timing differences between when we recognize changes in the fair values of our assets and changes in the fair value of the derivatives used to hedge such assets.

The term ANII is not defined under U.S. generally accepted accounting principles, or U.S. GAAP, and is not a measure of operating income, operating performance or liquidity presented in accordance with U.S. GAAP. ANII has limitations as an analytical tool and, when assessing the Company’s operating performance, investors should not consider ANII in isolation, or as a substitute for net investment income, or other consolidated income statement data prepared in accordance with U.S. GAAP. Among other things, ANII does not reflect the Company’s actual cash expenditures. Other companies may calculate similar measures differently than Newtek, limiting their usefulness as comparative tools. The Company compensates for these limitations by relying primarily on its GAAP results supplemented by ANII.

2 Note Regarding Dividend Payments
Amount and timing of dividends, if any, remain subject to the discretion of the Company's Board of Directors. The Company's Board of Directors expects, while a BDC and regulated investment company (RIC), to maintain a dividend policy with the objective of making quarterly distributions in an amount that approximates 90 - 100% of the Company's annual taxable income. The determination of the tax attributes of the Company's distributions is made annually as of the end of the Company's fiscal year based upon its taxable income for the full year and distributions paid for the full year.

Exhibit 99.1
Newtek Business Services Corp., Your Business Solutions Company®, is an internally managed BDC, which along with its controlled portfolio companies, provides a wide range of business and financial solutions under the Newtek® brand to the small- and medium-sized business (“SMB”) market. Since 1999, Newtek has provided state-of-the-art, cost-efficient products and services and efficient business strategies to SMB relationships across all 50 states to help them grow their sales, control their expenses and reduce their risk.

Newtek’s and its portfolio companies’ products and services include: Business Lending, SBA Lending Solutions, Electronic Payment Processing, Technology Solutions (Cloud Computing, Data Backup, Storage and Retrieval, IT Consulting), eCommerce, Accounts Receivable Financing & Inventory Financing, Insurance Solutions, Web Services, and Payroll and Benefits Solutions.

Newtek® and Your Business Solutions Company®, are registered trademarks of Newtek Business Services Corp.

Note Regarding Forward Looking Statements

This press release contains certain forward-looking statements. Words such as “believes,” “intends,” “expects,” “projects,” “anticipates,” “forecasts,” “goal” and “future” or similar expressions are intended to identify forward-looking statements. All forward-looking statements involve a number of risks and uncertainties that could cause actual results to differ materially from the plans, intentions and expectations reflected in or suggested by the forward-looking statements. Such risks and uncertainties include, among others, include our ability to close the pending acquisition of the National Bank of New York City (the “Acquisition”), obtain required regulatory approvals for the pending Acquisition and obtain shareholder approval to withdraw our election as a BDC, as well as projections concerning or considering the pending Acquisition, our ability to originate new investments, achieve certain margins and levels of profitability, the availability of additional capital and the ability to maintain certain debt to asset ratios, intensified competition, operating problems and their impact on revenues and profit margins, anticipated future business strategies and financial performance, anticipated future number of customers, business prospects, legislative developments and similar matters. Risk factors, cautionary statements and other conditions, which could cause Newtek’s actual results to differ from management’s current expectations, are contained in Newtek’s filings with the Securities and Exchange Commission and available through http://www.sec.gov/. Newtek cautions you that forward-looking statements are not guarantees of future performance and that actual results or developments may differ materially from those projected or implied in these statements.

SOURCE: Newtek Business Services Corp.

Investor Relations & Public Relations
Contact: Jayne Cavuoto
Telephone: (212) 273-8179 / jcavuoto@newtekone.com

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES CONSOLIDATED STATEMENTS OF ASSETS AND LIABILITIES (In Thousands, except for Per Share Data)
	March 31, 2022	December 31, 2021
ASSETS	(Unaudited)
Investments, at fair value
SBA unguaranteed non-affiliate investments (cost of $449,551 and $431,970, respectively; includes $333,659 and $344,266, respectively, related to securitization trusts)	$440,005	$424,417
SBA guaranteed non-affiliate investments (cost of $65,425 and $16,964, respectively)	71,939	72,970
Controlled investments (cost of $150,048 and $138,891, respectively)	251,133	260,398
Non-control investments (cost of $1,000 and $1,000, respectively)	1,000	1,000
Total investments at fair value	764,077	758,785
Cash	4,911	2,397
Restricted cash	158,543	184,463
Broker receivable	16,725	44,537
Due from related parties	4,812	4,395
Servicing assets, at fair value	28,855	28,008
Right of use assets	7,005	7,310
Other assets	24,384	26,666
Total assets	$1,009,312	$1,056,561

LIABILITIES AND NET ASSETS
Liabilities:
Bank notes payable	$50,000	$50,000
Notes due 2024 (par: $38,250 and $38,250 as of March 31, 2022 and December 31, 2021)	37,734	37,679
Notes due 2025 (par: $30,000 and $15,000 as of March 31, 2022 and December 31, 2021)	29,124	14,545
Notes due 2026 (par: $115,000 and $115,000 as of March 31, 2022 and December 31, 2021)	112,307	112,128
Notes payable - Securitization trusts (par: $232,606 and $249,750 as of March 31, 2022 and December 31, 2021)	229,354	246,250
Notes payable - related parties	—	11,450
Due to related parties	582	1,490
Lease liabilities	8,696	9,056
Deferred tax liabilities	13,676	12,733
Due to participants	117,459	146,225
Derivative instruments	—	183
Accounts payable, accrued expenses and other liabilities	11,900	10,935
Total liabilities	610,832	652,674

Commitment and contingencies
Net assets:
Preferred stock (par value $0.02 per share; authorized 1,000 shares, no shares issued and outstanding)	—	—
Common stock (par value $0.02 per share; authorized 200,000 shares, 24,161 and 24,159 issued and outstanding, respectively)	483	483
Additional paid-in capital	368,299	367,663
Accumulated undistributed earnings	29,698	35,741
Total net assets	398,480	403,887
Total liabilities and net assets	$1,009,312	$1,056,561
Net asset value per common share	$16.49	$16.72

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

	Three Months Ended March 31,
	2022	2021
Investment income
From non-affiliate investments:
Interest income - PPP loans	$—	$24,208
Interest income - SBA 7(a) loans	7,079	5,949
Servicing income	3,181	2,740
Other income	1,579	1,114
Total investment income from non-affiliate investments	11,839	34,011
From non-control investments:
Interest income	—	124
Dividend income	22	26
Total investment income from non-control investments	22	150
From controlled investments:
Interest income	664	533
Dividend income	7,824	—
Total investment income from controlled investments	8,488	533
Total investment income	20,349	34,694
Expenses:
Salaries and benefits	5,109	4,450
Interest	4,667	5,072
Depreciation and amortization	63	85
Professional fees	1,301	1,188
Origination and loan processing	2,454	2,971
Origination and loan processing - related party	4,029	3,143
Loss on extinguishment of debt	—	955
Other general and administrative costs	1,753	1,635
Total expenses	19,376	19,499
Net investment income	973	15,195
Net realized and unrealized gains (losses):
Net realized gain on non-affiliate investments - SBA 7(a) loans	15,295	7,393
Net realized gain (loss) on derivative transactions	445	—
Net unrealized appreciation (depreciation) on SBA guaranteed non-affiliate investments	(728)	4,393
Net unrealized appreciation (depreciation) on SBA unguaranteed non-affiliate investments	(1,990)	1,387
Net unrealized appreciation (depreciation) on controlled investments	(2,024)	2,375
Change in deferred taxes	(943)	(633)
Net unrealized appreciation on non-control investments	—	527
Net unrealized appreciation on derivative transactions	183	—
Net unrealized depreciation on servicing assets	(1,559)	(513)
Net realized and unrealized gains	$8,679	$14,929
Net increase in net assets resulting from operations	$9,652	$30,124
Net increase in net assets resulting from operations per share	$0.40	$1.35
Net investment income per share	$0.04	$0.68

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (UNAUDITED)
(In Thousands, except for Per Share Data)

Dividends and distributions declared per common share	$0.65	$0.50
Weighted average number of shares outstanding	24,156	22,337

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES-
ADJUSTED NET INVESTMENT INCOME RECONCILIATION:

	Three months ended		Three months ended
(in thousands, except per share amounts)	March 31, 2022	Per share	March 31, 2021	Per share
Net investment income	$973	$0.04	$15,195	$0.68
Net realized gain on non-affiliate investments - SBA 7(a) loans	15,295	0.63	7,393	0.33
Adjustment for realized gain on derivatives (1)	1,010	0.04	—	—
Loss on debt extinguishment	—	—	955	0.04
Adjusted Net investment income	$17,278	$0.72	$23,543	$1.05
Note: Amounts may not foot due to rounding

(1)The following is a reconciliation of GAAP net realized gain/(loss) on derivative transactions to our adjustment for realized gain/(loss) on derivatives on closed transactions presented in the computation of ANII in the preceding tables:

	Three months ended		Three months ended
(in thousands, except per share amounts)	March 31, 2022	Per share	March 31, 2021	Per share
Net realized gain on derivatives	$445	$0.02	$—	$—
Hedging realized adjustment on hedging positions closed during current period	565	0.02	—	—
Adjustment for realized gain on derivatives	$1,010	$0.04	$—	$—
Note: Amounts may not foot due to rounding

Exhibit 99.1

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO - ACTUAL AT MARCH 31, 2022

(in thousands):
Actual Debt-to-Equity Ratio at March 31, 2022
Total senior debt	$465,856
Total equity	$398,480
Debt-to-equity ratio - actual	1.17x

NEWTEK BUSINESS SERVICES CORP. AND SUBSIDIARIES
DEBT-TO-EQUITY RATIO - PROFORMA AT MARCH 31, 2022

(in thousands):
Broker receivable, including premium income receivable	$16,725
Less: realized gain on sale included in broker receivable	(1,651)
Broker receivable	15,074

90% advance rate on SBA guaranteed non-affiliate portions of loans sold, not settled	$13,567

Proforma debt adjustments at March 31, 2022:
Total senior debt	$465,856
Proforma adjustment for broker receivable	(13,567)
Total proforma debt	$452,289

Proforma Debt-to-Equity ratio at March 31, 2022:
Total proforma debt	$452,289
Total equity	$398,480
Debt-to-equity ratio - proforma	1.14x